EXHIBIT 1.A(5)(h)




HYPOTHETICAL ILLUSTRATION:


     The following illustration uses a hypothetical example to show the way a Policy works. The illustration is illustrative only and is not a representation of past or future investment rates of return. Actual investment rates of return will be different from those shown depending on a number of factors, including: premium and cash value allocations or transfers among the investment divisions and the Fixed Account made by an owner; and different rates of return of the various Fund portfolios (which could include variations due to differences in annual rates of return, even if the rates of return averaged 0% and 12% over a period of years). Neither we nor the Fund make any representation that the hypothetical rates of return shown in this illustration can be achieved in any one year or sustained over any period of time.

     Upon request, we will furnish an illustration reflecting the proposed covered person's age, sex, the specified face amount or premium amount requested, frequency of planned periodic premium payments and any available rider requested.

                               POLICY ILLUSTRATION
                                VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE CURRENT POLICY COSTS CONTINUE. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

 Male 40 Nonsmoker

Initial Total Face Amount: $150,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,800.00





                                                                  CURRENT POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                     0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                  (-1.69% NET YRS 1-10, -1.09% YRS 11+)        (10.31% NET YRS 1-10, 10.91% YRS 11+)
                                 ----------------------------------------   -------------------------------------------
  END       END                                       CASH                                       CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER      DEATH      ACCUMULATION     SURRENDER        DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE       BENEFIT         VALUE          VALUE         BENEFIT
------   ---------   ---------   --------------   -----------   ---------   --------------   -----------   ------------
   1        41         1,800          1,321               0      150,000           1,501              0       150,000
   2        42         1,800          2,603             143      150,000           3,139            679       150,000
   3        43         1,800          3,846             531      150,000           4,926          1,611       150,000
   4        44         1,800          5,048           1,448      150,000           6,875          3,275       150,000
   5        45         1,800          6,206           2,606      150,000           9,002          5,402       150,000
                       -----
                       9,000
   6        46         1,800          7,320           4,080      150,000          11,322          8,082       150,000
   7        47         1,800          8,390           5,510      150,000          13,857         10,977       150,000
   8        48         1,800          9,413           6,893      150,000          16,626         14,106       150,000
   9        49         1,800         10,388           8,228      150,000          19,653         17,493       150,000
  10        50         1,800         11,311           9,511      150,000          22,963         21,163       150,000
                       -----
                      18,000
  11        51         1,800         12,291          10,851      150,000          26,785         25,345       150,000
  12        52         1,800         13,218          12,138      150,000          30,996         29,916       150,000
  13        53         1,800         14,083          13,363      150,000          35,635         34,915       150,000
  14        54         1,800         14,881          14,521      150,000          40,747         40,387       150,000
  15        55         1,800         15,605          15,605      150,000          46,385         46,385       150,000
                      ------
                      27,000
  20        60         1,800         17,883          17,883      150,000          84,957         84,957       150,000
  25        65         1,800         17,218          17,218      150,000         150,603        150,603       183,736
  30        70         1,800         10,673          10,673      150,000         259,110        259,110       300,568
  35        75         1,800              0               0            0         437,728        437,728       468,368
  40        80         1,800              0               0            0         734,917        734,917       771,663
  45        85         1,800              0               0            0       1,216,234      1,216,234     1,277,046
  50        90         1,800              0               0            0       1,982,833      1,982,833     2,081,974
  55        95         1,800              0               0            0       3,250,798      3,250,798     3,283,305



------------------
*Year 34, Month 8
 Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                               POLICY ILLUSTRATION
                                VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE MAXIMUM POLICY COSTS WERE CHARGED. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

 Male 40 Nonsmoker

Initial Total Face Amount: $150,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,800.00





                                                            MAXIMUM GUARANTEED POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                     0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                  (-1.69% NET YRS 1-10, -1.39% YRS 11+)        (10.31% NET YRS 1-10, 10.61% YRS 11+)
                                 ----------------------------------------   -------------------------------------------
  END       END                                       CASH                                       CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER      DEATH      ACCUMULATION     SURRENDER        DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE       BENEFIT         VALUE          VALUE         BENEFIT
------   ---------   ---------   --------------   -----------   ---------   --------------   -----------   ------------
   1        41         1,800          1,187               0      150,000           1,359              0       150,000
   2        42         1,800          2,331               0      150,000           2,833            373       150,000
   3        43         1,800          3,431             116      150,000           4,432          1,117       150,000
   4        44         1,800          4,486             886      150,000           6,167          2,567       150,000
   5        45         1,800          5,492           1,892      150,000           8,051          4,451       150,000
                       -----
                       9,000
   6        46         1,800          6,449           3,209      150,000          10,095          6,855       150,000
   7        47         1,800          7,353           4,473      150,000          12,316          9,436       150,000
   8        48         1,800          8,203           5,683      150,000          14,729         12,209       150,000
   9        49         1,800          8,996           6,836      150,000          17,353         15,193       150,000
  10        50         1,800          9,729           7,929      150,000          20,208         18,408       150,000
                       -----          -----           -----      -------          ------         ------       -------
                      18,000
  11        51         1,800         10,429           8,989      150,000          23,386         21,946       150,000
  12        52         1,800         11,058           9,978      150,000          26,855         25,775       150,000
  13        53         1,800         11,608          10,888      150,000          30,642         29,922       150,000
  14        54         1,800         12,069          11,709      150,000          34,778         34,418       150,000
  15        55         1,800         12,432          12,432      150,000          39,299         39,299       150,000
                      ------         ------          ------      -------          ------         ------       -------
                      27,000
  20        60         1,800         12,456          12,456      150,000          69,412         69,412       150,000
  25        65         1,800          8,018           8,018      150,000         119,277        119,277       150,000
  30        70         1,800              0               0            0         202,720        202,720       235,155
  35        75         1,800              0               0            0         337,387        337,387       361,004
  40        80         1,800              0               0            0         557,609        557,609       585,489
  45        85         1,800              0               0            0         904,535        904,535       949,761
  50        90         1,800              0               0            0       1,435,256      1,435,256     1,507,018
  55        95         1,800              0               0            0       2,292,688      2,292,688     2,315,614



------------------
*Year 29, Month 9
Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                 VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

     This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

     This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

     The values illustrated comply with the Internal Revenue Code definition of life insurance.

     GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your agent or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy may be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.


     NET ANNUAL RETURN. The net rate illustrated reflects a reduction from the gross rate to cover ReliaStar's mortality and expense risk charge and portfolio operating expenses. For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.30% thereafter. For maximum guaranteed costs, the mortality and risk charge on an annual basis is equal to 0.90%. An average portfolio operating expense of 0.79% is deducted from the gross return. The actual portfolio expense deducted would vary based on the premium allocation specified.

     SUB-ACCOUNT ALLOCATION. This illustration assumes that the net premiums (after expense deductions) have been allocated to the Variable Account. Select*Life III offers the policy owner the opportunity to select those sub-accounts that most clearly reflect their own tolerance for risk. Sub-accounts and their allocations are selected initially and can be changed or transferred between the sub-accounts of the policy without creating a taxable event. Transfers between sub-accounts can be made up to 12 times per year without charge. We reserve the right to limit transfers to four per year and charge up to $25.00 per transfer.

     SALES CHARGE REFUND. Cash surrender value does not include the sales charge refund. Based on current charges, the sales charge refund would be $256.31 at the end of policy year 1 and $1,098 at the end of policy year 2. Based on guaranteed charges, the sales charge refund would be $114.07 at the end of policy year 1 and $1,098 at the end of policy year 2. A sales charge refund may also apply for 24 months following any increase in face amount.

     FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your Registered Representative.

     MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $123.83 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases of decreases are made in any of the policy benefits.

     DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect for 5 policy years if issued at ages 0 to 59, or 4 policy years if issued at ages 60 to 80, provided minimum monthly premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of portfolio performance. Please see the Prospectus for a full explanation of this provision.

     DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

     TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a

Modified Endowment Contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 591/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

     ISSUER. Select*Life III is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #84-795 (may vary by state).

PREMIUM LIMITS SUMMARY.




   Minimum First Year Annual Premium:      $  1,485.96
   Initial Guideline Level Premium:        $  2,455.79
   Initial Guideline Single Premium:       $ 27,606.19
   Initial MEC 7-pay Premium:              $  6,660.60

                       ILLUSTRATION SUMMARY AND DISCLOSURE
                                VARIABLE ACCOUNT


THIS PAGE SUMMARIES INFORMATION FROM THE PREVIOUS LEDGER PAGES AND OUTLINES SOME IMPORTANT POLICY PROVISIONS. REVIEW THE INFORMATION PRESENTED BELOW. IF ACCEPTABLE SIGN, DATE AND RETURN THIS ILLUSTRATION, ALONG WITH THE APPLICATION FOR INSURANCE, TO RELIASTAR LIFE INSURANCE COMPANY.


PREPARED FOR:


 Male 40 Nonsmoker


Initial Total Face Amount: $150,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,800.00


This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.





                                 GUARANTEED COSTS                              CURRENT COSTS
                           ---------------------------   ---------------------------------------------------------
                            0.00% GROSS ANNUAL RETURN     0.00% GROSS ANNUAL RETURN     12.00% GROSS ANNUAL RETURN
                              (-1.69% NET YRS 1-10,         (-1.69% NET YRS 1-10,         (10.31% NET YRS 1-10,
                                 -1.39% YRS 11+)               -1.09% YRS 11+)               10.91% YRS 11+)
                           ---------------------------   ---------------------------   ---------------------------
Year 10, Age 50
 Cash Surrender Value:                 7,929                         9,511                        21,163
 Death Benefit:                      150,000                       150,000                       150,000
Year 20, Age 60
 Cash Surrender Value:                12,456                        17,883                        84,957
 Death Benefit:                      150,000                       150,000                       150,000
Projected age when
 Death Benefit Ends:                      68                            73                            95



------------------
You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

I UNDERSTAND THAT:

     PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

     RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying sub-accounts. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

     INSURANCE PROTECTION. The policy provides insurance protection until age 95, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

     SUB-ACCOUNT ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more sub-accounts, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premium to a sub-account, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any sub-account(s) is guaranteed. I may also allocate net premiums to a Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0% (the Fixed Account is not available in New Jersey).

     SELECTED PORTFOLIO. The sub-accounts I select have varying portfolio operating expenses. Changes to the selected sub-accounts and the allocation percentages will have an impact on the policy cash values. This illustration assumes the average portfolio expense of all underlying portfolios is deducted.

     ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

     CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

     LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and we may lapse the policy. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate.

     TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters," is not intended to be a complete description of the tax status of the policy.



------------------------------------------          ----------------
APPLICANT OR POLICY OWNER                    DATE



----------------    --------------------
DATE OF PROSPECTUS    PROSPECTUS FORM NUMBER



------------------------------------------          ----------------
JOHN R. PEMBLE                        DATE